Exhibit 10.1

Summary of 2005 Management Incentive Bonus Plan

On January 20, 2005, the Board of Directors of Angeion Corporation approved the 2005 Management Incentive Bonus Plan (the “2005 Bonus Plan”).  The 2005 Bonus Plan provides for the payment of cash compensation to eligible employees, including the Company’s executive officers, upon achievement of predetermined targets.  The 2005 Bonus Plan is similar to bonus plans operated by the Company in past years and provides that bonuses will be earned during 2005 if Angeion achieves specified levels of (i) earnings before interest, taxes, depreciation and amortization, (ii) revenues from sales of cardiorespiratory diagnostic products, and (iii) revenues from sales of New Leaf health and fitness products.

Under the 2005 Bonus Plan, Mr. Rodney A. Young, the Company’s Chief Executive Officer, is eligible for a bonus ranging from 21.0% of base salary if the threshold level is met in each of the three areas to 50.0% of base salary if the maximum level is met in each of the three areas.  The Company’s Chief Financial Officer, Dale H. Johnson, is eligible for a bonus ranging from 10.8% of base salary if the threshold is met in each of the three areas to36.0% of base salary if the maximum level is met in each of the three areas.